PROSPECTUS SUPPLEMENT NO. 2 TO PROSPECTUS DATED MAY 10, 2002	Pursuant to Rule 424(b)(3) File No. 333-84948

PHARMACEUTICAL FORMULATIONS, INC.

Rights to Purchaseup
to 34,467,741 Shares of Common Stock at $.34 per Share

This prospectus supplement notes a decision which we recently announced to extend the expiration date of our rights offering to October 23, 2002 and provides certain additional information regarding our company and financial statements.

You should read this prospectus supplement and the prospectus previously delivered carefully before you invest. Investing in our common stock involves risks. See "Risk Factors" beginning on page 19 of the prospectus before investing in our common stock.

If you desire an additional copy of the Prospectus, please contact Walter Kreil, Pharmaceutical Formulations, Inc., P.O. Box 1904, Edison, NJ 08818; Tel: 732-819-3316.

You should rely only on the information we provide or information incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense

The date of this Prospectus Supplement is August 9, 2002

Extension of Rights Offering

Pharmaceutical Formulations, Inc. has decided to extend the expiration date for the pending rights offering under the prospectus dated May 10, 2002 until 5:00 p.m. on October 23, 2002. A press release advising of such extension was issued on August 8, 2002 and a related Form 8-K was filed with the Securities and Exchange Commission on August 9, 2002. All references in our prospectus and the related offering material (including the rights subscription certificate, the instructions, the notice of guaranteed delivery and our letters to shareholders and brokers and their clients) to June 25, 2002 (as previously amended to read August 9, 2002) as the expiration date or to the Expiration Date as a defined term are amended to read October 23, 2002. In connection with the transfer of rights, references to June 18, 2002 (as previously amended to read August 2, 2002) are amended to read October 16, 2002. The record date for the rights offering has not been changed. We retain the right to further extend the exercise date.

Please see pages 64 through 74 of the prospectus for a description of the procedure to exercise your rights.